CONSENT OF INDEPENDENT AUDITORS




The Board of Directors and Stockholder
FGIC Securities Purchase, Inc.


We consent to incorporation by reference in the registration statement (No. 33-43066) on Form S-3 of FGIC Securities Purchase, Inc. of our report dated January 17, 1997, relating to the balance sheets of FGIC Securities Purchase, Inc. of December 31, 1996 and 1995, and the related statements of income, changes in stockholder's equity, and cash flows for each of the years in the three-year period ended December 31, 1996, which report appears in the December 31, 1996 annual report on Form 10-K of FGIC Securities Purchase, Inc.







New York, New York
March 24, 1997





                                 Exhibit 1.3